Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of December 7, 2023 (the “Effective Date”), is between Theseus Pharmaceuticals, Inc., a Delaware corporation with a place of business at 314 Main Street, Suite 04-200, Cambridge, MA 02142, USA (“Company”) and David Kerstein, an individual having an address at 1 James Millen Rd., North Reading, MA 01864-2985 (“Consultant”). Consultant and Company (each a “Party”; collectively, the “Parties”) agree as follows:

1.	SERVICES AND PAYMENT.

a.               Engagement. Company agrees to retain Consultant, and Consultant agrees to provide, consulting and advisory services to Company as Company may from time to time reasonably request in accordance with the Business Terms Exhibit attached hereto as Exhibit A (the “Services”). Consultant agrees to use best efforts to undertake and complete the Services in accordance with the descriptions and schedules specified therefor. If any conflict, inconsistency or overlap arises or appears likely to arise between any of Consultant’s duties related to the Services and Consultant’s other duties or obligations, Consultant shall immediately (i) notify the Company in writing, including a reasonably detailed description of such issue and (ii) stop all work on the Services that is related to such conflicting, inconsistent or overlapping duties until such time as Company instructs Consultant in writing to resume, modify or terminate such work.

b.               Fees and Expenses. As the only consideration due Consultant regarding the subject matter of this Agreement, and in accordance with Company’s usual accounts payable procedures, Company will pay Consultant as specified in the Business Terms Exhibit for Services satisfactorily performed and delivered. Promptly after execution of this Agreement, Consultant shall deliver to Company a properly completed and duly executed Department of the Treasury IRS Form W-9. The Parties represent that as of the date of full execution of this Agreement the fees represent fair market value for Services rendered, are based upon arm’s length bargaining, and are consistent with the value of similar services. Furthermore, the Parties represent that the fees are not and have not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated by Consultant for Company or as an inducement to generate any business revenues for Company except as otherwise provided for herein.

c.               Company Equipment. Company may provide Consultant with a laptop computer, documents and other property as well as user accounts necessary to access various Company systems to perform the Services (collectively, “Company Equipment”). Consultant will return to Company any and all Company Equipment upon expiration or termination of this Agreement, or upon Company’s request.

2.	INTELLECTUAL PROPERTY.

a.               Inventions Assignment. Company owns all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), technologies, works of authorship, software, mask works, designs, know-how, ideas, data and other information and work products that are made, conceived, reduced to practice or obtained, in whole or in part, by Consultant, and that arise out of the Services or that are based on or otherwise reflect any Proprietary Information (as defined below) (collectively, “Inventions”). Consultant will promptly provide and fully disclose all Inventions to Company. All Inventions are works made for hire to the extent allowed by law and, in addition, Consultant hereby assigns all right, title and interest in and to all Inventions, and agrees to make and does hereby make all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company’s expense, to further evidence, confirm, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company and its officers as its agents and attorneys-in-fact (coupled with an interest), with full power of substitution, to act for and in Consultant's behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b.	Proprietary Information.

i.                  Confidentiality. Consultant agrees that all Inventions and all other financial, business, legal and technical information (including the identity of and information relating to customers, prospects, vendors, affiliates and employees) that Consultant develops, learns or obtains in connection with the Services, or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in strict confidence, and exercise all reasonable precautions to prevent unauthorized access to, and not disclose or, except in performing the Services, use any Proprietary Information. If Consultant is a corporation or other entity, Consultant will not disclose the Proprietary Information to any third party other than Consultant’s employees and agents who have a need to know for the permitted purpose and who are apprised of the confidential nature of the Proprietary Information and all of the restrictions in this Agreement and who are bound by confidentiality obligations and use restrictions at least as restrictive as those contained herein. However, Proprietary Information will not include information that Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and at Company's request at any other time, Consultant will promptly return to Company all materials and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copy of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant's activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

ii.                 DTSA Notice. If Consultant is an individual, then this Agreement does not affect any immunity under 18 USC Sections 1833(b)(1) or 1833(b)(2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees):

(1)                An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)                An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

c.               Restrictions. As additional protection for the Proprietary Information, Consultant agrees that during the period over which it is (or is supposed to be) providing Services: (i) and for one (1) year thereafter, Consultant will not encourage or solicit any employee, contractor or consultant of Company to leave Company for any reason, or service or solicit the business or patronage of any of Company's customers, suppliers or prospects for the benefit of Consultant or any other person, or divert, entice or otherwise take away from Company the business or patronage of any customer, supplier or prospect; (ii) Consultant will not (in any capacity) engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company; and (iii) Consultant will not (in any capacity) assist any other person or organization in competing or preparing to compete with any business or demonstrably anticipated business of Company. Consultant understands that the restrictions set forth in this Section 2(c) are intended to protect Company's interest in its proprietary information and established relationships and goodwill with employees and business partners, and Consultant agrees that such restrictions are reasonable and appropriate for this purpose.

d.               Moral Rights. To the extent allowed by law, Section 2(a) and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, droit moral or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratification and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratification and consents from time to time as requested by Company. Consultant will obtain the foregoing ratification, consents and authorizations, for Company's exclusive benefit, from each person who provides any Services hereunder.

e.               License. If any part of the Services or Inventions is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully exercised, practiced, made, used, reproduced, distributed, commercialized or exploited in any other manner (collectively, “Exploited”), without using or violating any technology or intellectual property right that is owned by Consultant (or any third party) and not assigned hereunder (“Licensed Rights”), then Consultant agrees to grant and does hereby grant to Company and its affiliates, successors and assigns a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable (through multiple tiers) right and license to fully Exploit all such Licensed Rights in support of Company's Exploitation of the Services, Inventions or other work performed hereunder (including any modifications, improvements and derivatives). Consultant agrees not to use or disclose any Licensed Rights for which it is not fully authorized to grant the foregoing license.

3.               WARRANTY. Consultant represents and warrants that: (a) the Services will be performed in a professional and workmanlike manner; (b) none of the Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (c) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including Consultant itself); (d) Consultant has the full right to provide Company with the assignments and rights provided for herein; and (e) Consultant will not disclose to Company or use for its benefit any trade secret or proprietary or confidential information of any third party.

4.              TERM AND TERMINATION. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 4 or extended by mutual written agreement of the parties (the “Term”). If Company breaches a material provision of this Agreement, Consultant may terminate this Agreement thirty (30) days after receipt by Company of written notice specifying such breach from Consultant, unless the breach is cured within that period. Company may terminate this Agreement at any time, with or without cause, upon written notice of termination to Consultant. Consultant may terminate this Agreement upon fourteen (14) days’ prior written notice to Company. Sections 2 through 5 (inclusive) of this Agreement, and any remedies for breach of this Agreement, shall survive any termination or expiration. Any payments due to Consultant following the termination or completion of this Agreement are dependent upon Company’s receipt of Company Equipment (if provided) in similar condition (except for normal wear and tear) as specified above.

5.               INSIDER TRADING. Consultant represents Consultant has read the Company’s Insider Trading Policy, attached hereto as Exhibit B (the “Insider Trading Policy”) and shall abide by such Insider Trading Policy. Contemporaneously with the execution of this Agreement, Consultant shall deliver to the Company an executed copy of the “certification” contained therein. In connection with this Agreement, material non- public information about Company may be disclosed by Company to Consultant. Consultant acknowledges that relevant securities laws prohibit any person having material non-public information about a publicly listed company from purchasing or selling securities of that company while in possession of material non- public information and from tipping or providing others who trade in the securities of that company. If any non-public information about Company is disclosed to Consultant by Company, Consultant expressly warrants not to trade, or to disclose to any others who trade, or buy or sell any security of Company, directly or indirectly through intermediaries, until such material information becomes public through disclosure by Company, or until receiving written notification from Company releasing Consultant from its obligations under this Agreement. The provisions of this Section 5 shall survive termination of this Agreement.

6.               GENERAL PROVISIONS.

a.               Relationship. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, employer, employee or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including Workers' Compensation Insurance. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liabilities, losses, attorneys' fees and expenses on account of: (a) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise); or (b) any other action or inaction of Consultant. If Consultant is a corporation or other entity, it will ensure that its employees and agents are bound in writing to Consultant's obligations under this Agreement.

b.              Transparency. Should Consultant use, recommend or comment upon the attributes of any Company product candidate in connection with the treatment of a patient, a scientific or educational presentation or publication, a media interview, or any other third-party communication or interaction, Consultant shall disclose that he or she is or has been a paid consultant of Company and any and all other of his or her financial relationships with the Company.

c.               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law provisions. Exclusive jurisdiction and venue for any action arising under this Agreement is in the federal and state courts located in Massachusetts, and both parties hereby consent to such jurisdiction and venue for this purpose. In any action or proceeding to enforce this Agreement, the prevailing party will be entitled to recover from the other party its costs and expenses (including reasonable attorneys' fees) incurred in connection with such action or proceeding and enforcing any judgment or order obtained. As used in this Section 6(c), the term “prevailing party” means the party which, in light of the claims, causes, or action, and defenses asserted, is afforded greater relief.

d.               Remedies. Consultant acknowledges and agrees that in the event of any breach or threatened breach of Section 2 or 3, Company will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, Company shall be entitled to injunctive and other equitable remedies to prevent or restrain, temporarily or permanently, such breach or threatened breach, without the necessity of proving actual damages or posting any bond or surety, in addition to any other remedy that Company may have at law or in equity.

e.               Notice. Any notice required or permitted to be given hereunder will be effective upon receipt and shall be given in writing (which may include by electronic mail), in English and delivered in person, via established express courier service (with confirmation of receipt), confirmed facsimile or electronically or registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses given herein or at such other address designated by written notice.

f.                Assignment. This Agreement and the performance contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of Company. Any attempt to do otherwise shall be void and of no effect. Company may transfer this Agreement without the consent of Consultant. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.

g.               Protected Activities. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Consultant’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; or (iii) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law)

h.               Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter of this Agreement (and all past dealing or industry custom). This Agreement may be executed in one or more counterparts, each of which is an original, but taken together constituting one and the same instrument. Execution of a facsimile or electronic copy (e.g. PDF) shall have the same force and effect as execution of an original, and a facsimile or electronic signature (e.g. DocuSign) shall be deemed an original and valid signature. No change, consent or waiver to this Agreement will be effective unless in writing and signed by the party against which enforcement is sought. The failure of a party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. In this Agreement, unless otherwise specified: (a) “includes” and “including” will mean, respectively, includes and including without limitation; (b) words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders; (c) the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement; (d) general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; (e) the word “or” shall mean “and/or” unless the context otherwise requires; (f) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted; (g) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments; and (h) references to “days” will mean calendar days unless otherwise indicated.

[Signature page to follow]

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as an instrument under seal as of the Effective Date.

CONSULTANT

By:	/s/ David Kerstein
David Kerstein

THESEUS PHARMACEUTICALS, INC.

By:	/s/ Brad Dahms
	Name:	Brad Dahms
	Title:	CFO

EXHIBIT A

BUSINESS TERMS EXHIBIT

1.	Consulting Services:

Consultant will provide the following Services:

•	Clinical consulting services related to legacy pipeline programs.

Services will be performed on a schedule and at a location or locations indicated above or as otherwise mutually agreed between Consultant and the Company. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:

Fees: As consideration due Consultant for the Services, the Consultant shall continue to vest in each outstanding equity award in accordance with the applicable purchase, award or grant agreement, in each case, until the effective date of termination of this Agreement. In addition, for any work in excess of five hours per week (averaged over the term of the consultancy), Consultant will be paid at a rate of $300/hour.

Expenses: Company will reimburse Consultant for out-of-pocket expenses reasonably incurred in providing the Services; provided that individual expenses in excess of $250 USD must be approved in advance in writing by Company. Requests for reimbursement will be in a form reasonably acceptable to Company, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: Consultant will invoice Company for Services rendered (if Consultant performs work in excess of five hours per week) and approved expenses incurred only a monthly basis. Invoices should reference this Agreement and should be submitted to Company at ap@theseusrx.com to the attention of “Accounts Payable.” Invoices will identify in detail the Services performed, the hours spent on each activity, any permitted expenses actually incurred and any other details as Company may reasonably request and will be payable in U.S. Dollars. Undisputed payments will be made by Company within forty-five (45) days after Company’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

3.	Term:

This Agreement will commence on the Effective Date and expire March 31, 2024, unless earlier terminated in accordance with Section 4 of the Agreement, or extended by written agreement of the Parties.

EXHIBIT B

INSIDER TRADING POLICY